FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-09

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
At:	10/21/19 09:43:14
Subject:	NEW ISSUE CMBS: WFCM 2019-C53 *PUBLIC PRICE GUIDANCE*

WFCM 2019-C53 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $596.845 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUID
A-1	AAA(sf)/AAAsf/Aaa(sf)	20.689	30.000%	2.97	43.7%	14.0%	+42A
A-2	AAA(sf)/AAAsf/Aaa(sf)	45.608	30.000%	4.94	43.7%	14.0%	+65A
A-SB	AAA(sf)/AAAsf/Aaa(sf)	33.381	30.000%	7.08	43.7%	14.0%	+83A
A-3*	AAA(sf)/AAAsf/Aaa(sf)	190.000	30.000%	9.78	43.7%	14.0%	A4-2bps
A-4*	AAA(sf)/AAAsf/Aaa(sf)	201.842	30.000%	9.91	43.7%	14.0%	+95A
A-S	AAA(sf)/AAAsf/Aa1(sf)	29.842	25.750%	9.94	46.4%	13.2%	+125A
B	AAA(sf)/AA-sf/NR	36.864	20.500%	9.94	49.7%	12.3%	+145A
C	A(high)(sf)/A-sf/NR	38.619	15.000%	9.94	53.1%	11.5%	+185A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	A(sf)/BBB-sf/NR	26.322	N/A	N/A	N/A	N/A
D	A(low)(sf)/BBB-sf/NR	26.322	11.250%	9.94	55.4%	11.0%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$702,171,519
NUMBER OF LOANS:	58
NUMBER OF PROPERTIES:	85
WA CUT-OFF LTV:	62.5%
WA BALLOON LTV:	56.8%
WA U/W NCF DSCR:	1.97x
WA U/W NOI DEBT YIELD:	9.8%
WA MORTGAGE RATE:	3.961%
TOP TEN LOANS %:	52.3%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	356
WA SEASONING (MOS):	2
LOAN SELLERS:	RMF(30.8%), BARCLAYS(23.2%), WFB(20.8%), LCF(13.6%), CIII(11.7%)
TOP 3 PROPERTY TYPES:	OFFICE(25.9%), RETAIL(19.9%), SELF STORAGE(11.6%)
TOP 5 STATES:	NY(13.2%), PA(12.9%), NJ(10.6%), CA(10.4%), TX(9.5%)
MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF OCTOBER 14, 2019
ANTICIPATED SETTLEMENT:	NOVEMBER 7, 2019
THIRD PARTY PASSWORDS:
Name PW
BBG/Trepp WFCM 2019-C53 WFCM19C53
Intex WFC19C53 8hablhb1njs7vmq5
CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.